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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): JANUARY 25, 2000


                               REALNETWORKS, INC.
               (Exact name of registrant as specified in charter)

                                   WASHINGTON
                 (State or other jurisdiction of incorporation)

                                     0-23137
                            (Commission File Number)

                                   91-1628146
                        (IRS Employer Identification No.)

           2601 ELLIOTT AVENUE, SUITE 1000, SEATTLE, WASHINGTON 98121
               (Address of principal executive offices) (Zip Code)

                                 (206) 674-2700
              (Registrant's telephone number, including area code)

                                      NONE
          (Former name or former address, if changed since last report)
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On January 25, 2000, RealNetworks, Inc., a Washington corporation ("RealNetworks"), completed its acquisition (the "Acquisition") of NetZip, Inc., a Georgia corporation ("NetZip"). NetZip is a leading developer and provider of Internet download management and utility software. As a result of the Acquisition, NetZip became a wholly-owned subsidiary of RealNetworks and RealNetworks issued 1,708,843 shares (including options to purchase shares) of its common stock in exchange for all of the outstanding shares of NetZip common stock and options to purchase NetZip common stock. The Acquisition will be accounted for under the purchase method of accounting. The Acquisition is valued at approximately $270 million based on the closing price of RealNetworks common stock on January 25, 2000. The amount of the consideration issued to the former shareholders and option holders of NetZip was determined by arms-length negotiation between the parties.

     Approximately 910,000 shares of RealNetworks common stock issued to four key employees of NetZip in the Acquisition (the "Restricted Shares") are subject to repurchase by RealNetworks at a nominal repurchase price. In the event that either (a) any of these key employees voluntarily terminates his employment with RealNetworks, or (b) RealNetworks terminates his employment for cause (in either case, a "Repurchase Event"), RealNetworks may exercise this repurchase right (to the extent it has not lapsed) with respect to the Restricted Shares of the employee. The repurchase right lapses as to a portion of the Restricted Shares in each of four vesting milestones at 12, 18, 24 and 30 months following the date of the Acquisition, assuming that a Repurchase Event has not occurred. The repurchase right will have lapsed as to all Restricted Shares 30 months following the date of the Acquisition. The repurchase right terminates with respect to a key employee if that employee is terminated without cause, or upon his death or disability. Additionally, if RealNetworks undergoes a change of control in which the officers of RealNetworks have their equity vesting accelerated, the repurchase right will terminate as to all of the four key employees.

     RealNetworks has agreed to register for resale under the Securities Act of 1933, as amended, the shares of its common stock issued in the Acquisition. The registration will apply to the resale of the shares by the former NetZip shareholders. RealNetworks plans to file the registration statement within 30 days of the Acquisition and is obligated to maintain the effectiveness of the registration statement for one year. RealNetworks may disallow resale under the registration statement in the event that RealNetworks determines that such resale would require it to publicly disclose information that would be detrimental to RealNetworks or if such resale would be prohibited with respect to RealNetworks officers under RealNetworks' employee trading policy. A procedure has been established for former NetZip shareholders to determine if a particular proposed resale is permitted.

     Approximately 10% of the shares issued in the Acquisition are being held in escrow for a period of 18 months as partial security for indemnification and other rights granted to RealNetworks in the Acquisition agreement. The description of the Acquisition in this Current Report is not intended to be complete and is qualified by the more detailed information in the Acquisition agreement attached as an exhibit to this Current Report.

ITEM 5.   OTHER EVENTS

     On January 25, 2000, RealNetworks, Inc. announced that its Board of Directors approved a two-for-one stock split of its common stock, payable in the form of a stock

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dividend. Shareholders of record on January 28, 2000 will receive one additional share of common stock for each share of common stock held on January 28, 2000. The payment date for this stock dividend will be on or about February 11, 2000.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired.

         As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than April 9, 2000.

     (b) Pro Forma Financial Information.

         As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than April 9, 2000.

     (c) Exhibits

         Exhibit Number    Description
         --------------    -----------

             2.1 Agreement and Plan of Merger and Reorganization by and among RealNetworks, Inc., Varsity Acquisition Corp., NetZip, Inc., certain shareholders of NetZip, Inc. and ChaseMellon Shareholder Services, L.L.C., dated as of January 25, 2000. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

             99.1 Press Release dated January 25, 2000 regarding acquisition of NetZip, Inc.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 REALNETWORKS, INC.


                                 By:/s/ PAUL BIALEK
                                    ----------------------------------------
                                    Paul Bialek
                                    Senior Vice President, Finance &
                                      Operations and Chief Financial Officer

Dated:  January 26, 2000


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